Exhibit 99.2

Tree.com Appoints Steve Ozonian as CEO of RealEstate.com

Industry Leader to Drive New Strategic Direction to Benefit Consumers, Brokers, and Agents

Charlotte, NC (October 29, 2010) —  Tree.com (NASDAQ: TREE) today announced the appointment of Steve Ozonian as the Chief Executive Officer of RealEstate.com, a division of Tree.com.  In this role, Ozonian will lead the strategy to capitalize on RealEstate.com’s best-in-class customer acquisition and processing systems by offering select brokers and agents the opportunity to leverage RealEstate.com’s powerful brand, while providing access to unique training programs , internet marketing expertise and transaction processing capabilities.

Ozonian is a recognized expert in the real estate industry, bringing with him 25 years of experience that span both traditional and online real estate markets. Over the course of his career, Ozonian has held leadership positions including Chairman and CEO of Prudential Real Estate, CEO of Realtor.com, and the National Homeownership Executive for Bank of America. As a member of Tree.com’s Board of Directors since 2008, Ozonian has played a pivotal role in developing the vision of RealEstate.com and the value that Tree.com and its family of brands bring to consumers.

“Steve has been a tremendous asset to us as a Tree.com Board Member and I’m thrilled he’ll be leading our RealEstate.com business,” said Doug Lebda, Chairman and CEO of Tree.com. “His diverse experience in all key components of the home ownership process, both online and offline, make him a natural fit to lead the company. His vision for providing brokers and agents with a more economically sustainable real estate model will revolutionize the industry and provide consumers with a superior home buying and selling experience.”

The new RealEstate.com model will expand beyond our core company-owned brokerage business by creating a Trademark License Company (TLC). The TLC model will allow brokers in markets across the country to leverage the RealEstate.com brand and take advantage of lower costs and greater flexibility than found in a traditional franchise arrangement. Brokers and agents will have the ability to license the RealEstate.com brand at several different levels, and capitalize on RealEstate.com’s best-in-class training, technology, and lead generation in order to improve their customers’ experience and personal productivity.

In addition, the new RealEstate.com will leverage its connection with Tree.com and LendingTree.com to enhance the home buying experience by creating deeper relationships between consumers, brokers and agents and lending professionals. The site will serve as a comprehensive portal for consumers to get real estate and mortgage information, view and interact with property listings, and connect with local agents.

“The powerful combination of Tree.com, LendingTree, and RealEstate.com offers a unique and valuable proposition for both consumers and real estate professionals,” said Mr. Ozonian.  “This new model positions RealEstate.com as an industry trailblazer, providing more flexibility for brokers given current economic conditions while simultaneously offering a more integrated approach for home buyers and sellers in today’s market.”

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers’ lives.  Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.com, HealthTree.com, LendingTreeAutos.com, DoneRight.com, and InsuranceTree.com.  Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

Tree.com, Inc. is the parent company of wholly owned operating subsidiaries:  LendingTree, LLC and Home Loan Center, Inc.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

About RealEstate.com
RealEstate.com gives consumers a better way to buy or sell homes through a comprehensive suite of real estate services, tools and helpful advice. The site provides access to more than two million homes for sale, 97 million home values and a unique deep-dive view into more than 22,000 cities reaching every metropolitan area in the U.S. The company also operates five distinct business lines including RealEstate.com, REALTORS®, an Internet-enabled real estate brokerage that operates in 20 markets with more than 1,200 sales agents; a Broker Network, a strategic lead generation program for real estate brokers that provides them with incremental, targeted, and high-quality leads; iNest, a lead generator that specializes in newly-constructed homes and offers consumers an exclusive cash bonus program; Domania, a provider of innovative customer acquisition and retention products for banks, mortgage lenders and REALTORS®; and also, a network of geo-targeted advertising opportunities throughout the RealEstate.com portal.

RealEstate.com is a division of Tree.com, Inc. (NASDAQ: TREE).